Exhibit 5

                   [HELLER, HOROWITZ & FEIT, P.C., LETTERHEAD]


Trimedyne, Inc.                                           January 12, 2001
2801 Barranca Road
Irvine, CA  92606

Gentlemen:

         As counsel for your Company, we have examined your certificate of incorporation, by-laws, and such other corporate records, documents and proceedings and such questions of laws we have deemed relevant for the purpose of this opinion.

         We have also, as such counsel, examined the Registration Statement (the "Registration Statement") of your Company on Form S-2, covering the registration under the Securities Act of 1933of up to 1,500,000 Shares of Common Stock, $0.01 par value, of the Company ("Common Stock").

         Our review has also included the exhibits and form of prospectus for the issuance of such securities (the "Prospectus") filed with the Registration Statement.

         On the basis of such examination, we are of the opinion that:

         1. The Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of Nevada, with corporate power to conduct its business as described in the Registration Statement.

         2. The Company has an authorized capitalization of 30,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.

         3. The Common Stock has been duly and validly  authorized and, upon the
issuance   thereof,   will  be  duly  and  validly  issued  as  fully  paid  and non-assessable shares of Common Stock.

         We hereby consent to the use of our name in the Registration Statement and Prospectus and we also consent to the filing of this opinion as an exhibit thereto.


                                                  Very truly yours,

                                                  /s/

                                                  HELLER, HOROWITZ & FEIT, P.C.